Blackout Notice to The AES Corporation
Executive Officers and Directors
August 20, 2015

Dear Executive Leadership Team and Board of Directors:
This is an important notice from The AES Corporation (“AES” or the “Company”) concerning the transfer of the record-keeping functions of The AES Corporation Retirement Savings Plan (the “Plan”) to a new record-keeper (T. Rowe Price) and the temporary suspension of your rights to direct or diversify investments in your Plan accounts, obtain a loan or hardship withdrawal from the Plan, obtain a distribution from the Plan, or engage in equity security transactions through your Plan accounts including purchasing, selling, or otherwise acquiring or transferring any AES common stock, par value $0.01 per share (the “AES Common Stock”), in such accounts during the upcoming Plan blackout period expected to begin during the calendar week of September 20, 2015 and end during the calendar week of October 11, 2015 (the “Blackout Period”).
Further, in accordance with Section 306 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s rules and regulations promulgated thereunder, all Company directors and executive officers will generally be prohibited from purchasing, selling, or otherwise acquiring or transferring AES Common Stock (including derivative securities pertaining to such shares), directly or indirectly, on the open market or otherwise during the Blackout Period.
Please be aware that this Blackout Period is separate and distinct from other Company trading blackout period(s) to which you are still subject.
If you have any questions regarding the Blackout Period, including whether the Blackout Period has begun or ended, you should contact (without charge):

Zafar A. Hasan
Vice President and Chief Corporate Counsel
The AES Corporation
4300 Wilson Boulevard
Arlington, Virginia 22203
(703) 522-1315